AMERICAN RICE, INC.
411 N. Sam Houston Parkway E.
Suite 600
Houston, Texas  77060

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD OCTOBER 30, 1997

To the Shareholders of American Rice, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Rice, Inc. ("ARI" or the "Company") will be held at the offices of the Company, 411 N. Sam Houston Parkway E., Houston, Texas 77060, on Thursday, October 30, 1997 at 10:00 a.m., Central Standard Time, for the following purposes:

1.  To vote to elect five directors to the Board of Directors;

2. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business on September 12, 1997 as the record date for determination of shareholders entitled to notice of and vote at such meeting or any adjournment(s) thereof. Only shareholders of record at the close of business on the said record date are entitled to notice of, and to vote at, such meeting. The transfer books will not be closed.

The Board of Directors of the Company has fixed the number of directors at five from the date of the Annual Meeting of Shareholders of ARI. The Board of Directors may increase the number of directors up to seven at any time after the date of the Annual Meeting of Shareholders of ARI and may fill such vacancies created by any such increase in the numbers of directors, all in accordance with the by-laws of the Company. Any directors appointed by the Board of Directors to fill any vacancies created by an increase in the number of directors will stand for election by the Shareholders at the 1998 Annual Meeting of Shareholders of the Company. It is anticipated that the Board of Directors will increase the number of directors to seven some time after the Annual Meeting of Shareholders of ARI, however no candidates for such position have been identified by the Board of Directors of the Company at this time.

If you are unable to attend the meeting, you may vote by proxy. The enclosed proxy is provided for shareholders who cannot attend the meeting but desire their stock voted. Your proxy will be returned to you if you are present at the meeting and request a return of your proxy.

TO INSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. THE ENCLOSED PREPAID RETURN ENVELOPE MAY BE USED FOR THAT PURPOSE.

                                       By Order of the Board of Directors,




Houston, Texas                         Richard N. McCombs
October 10, 1997                       Secretary
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[American Rice, Inc. Letterhead]

October 20, 1997

To: Shareholders of American Rice, Inc.

This is to inform you there is a typographical error in the "Notice of Annual Meeting of Shareholders" of American Rice, Inc. recently mailed to you.

The notice states the annual meeting is to be held on Tuesday, October 30th, 1997. The day of the week in this notice is incorrect.

The meeting will be held on Thursday, October 30th.

A corrected Notice is printed on the reverse side of this page.

Sincerely,

AMERICAN RICE INC.


Joseph E. Westover
Vice President